UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ___)

INTELLECT NEUROSCIENCES, INC.

(Name of Issuer)

COMMON STOCK, PAR VALUE $0.001 PER SHARE

(Title of Class of Securities)

691829402

(CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed: ☒ Rule 13d-1(c)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following page(s)

Page 1 of 15 Pages

CUSIP No. 691829402	13G	Page 2 of 15 Pages

1. NAMES OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Benjamin J. Jesselson, Steven P. Rosenberg, Claire L. Strauss Trustees UID 12/18/80 FBO Michael G. Jesselson

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

(a) ☐

(b) ☒

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

New York

5. SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON – 606,097 Shares of Common Stock

6. SHARED VOTING POWER - None

7. SOLE DISPOSITIVE POWER – 606,097 Shares of Common Stock

8. SHARED DISPOSITIVE POWER - None

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

606,097 Shares of Common Stock

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                      ☒

The aggregate amount in Row 9 represents the maximum amount of shares that the Reporting Person can beneficially control under a contractually stipulated 9.99% ownership restriction. The full conversion and/or exercise of the Reporting Person’s securities would exceed this restriction.

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

9.99%

12. TYPE OF REPORTING PERSON

CO

CUSIP No. 691829402	13G	Page 3 of 15 Pages

1. NAMES OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Benjamin J. Jesselson, Steven P. Rosenberg, Claire L. Strauss Trustee UIT 4/8/71 FBO Michael G. Jesselson

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

(a) ☐

(b) ☒

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

New York

5. SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON – 606,097 Shares of Common Stock

6. SHARED VOTING POWER - None

7. SOLE DISPOSITIVE POWER – 606,097 Shares of Common Stock

8. SHARED DISPOSITIVE POWER - None

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

606,097 Shares of Common Stock

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                      ☒

The aggregate amount in Row 9 represents the maximum amount of shares that the Reporting Person can beneficially control under a contractually stipulated 9.99% ownership restriction. The full conversion and/or exercise of the Reporting Person’s securities would exceed this restriction.

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

9.99%

12. TYPE OF REPORTING PERSON

CO

CUSIP No. 691829402	13G	Page 4 of 15 Pages

1. NAMES OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Benjamin J. Jesselson, Steven P. Rosenberg, Claire L. Strauss Trustees UIT 4/8/71 FBO A. Daniel Jesselson

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

(a) ☐

(b) ☒

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

New York

5. SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON – 3,964,772 Shares of Common Stock

6. SHARED VOTING POWER - None

7. SOLE DISPOSITIVE POWER – 3,964,772 Shares of Common Stock

8. SHARED DISPOSITIVE POWER - None

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

3,964,772 Shares of Common Stock

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                      ☐

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

6.534%

12. TYPE OF REPORTING PERSON

CO

CUSIP No. 691829402	13G	Page 5 of 15 Pages

1. NAMES OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Michael G. Jesselson and Linda Jesselson Trustees UIT 3/27/84 FBO Samuel Joseph Jesselson

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

(a) ☐

(b) ☒

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

New York

5. SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON – 1,618,189 Shares of Common Stock

6. SHARED VOTING POWER - None

7. SOLE DISPOSITIVE POWER – 1,618,189 Shares of Common Stock

8. SHARED DISPOSITIVE POWER - None

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

1,618,189 Shares of Common Stock

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                      ☐

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.667%

12. TYPE OF REPORTING PERSON

CO

CUSIP No. 691829402	13G	Page 6 of 15 Pages

1. NAMES OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Michael G. Jesselson and Linda Jesselson Trustees UIT 6/3/86 FBO Roni Aron Jesselson

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

(a) ☐

(b) ☒

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

New York

5. SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON – 1,618,189 Shares of Common Stock

6. SHARED VOTING POWER - None

7. SOLE DISPOSITIVE POWER – 1,618,189 Shares of Common Stock

8. SHARED DISPOSITIVE POWER - None

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

1,618,189 Shares of Common Stock

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                      ☐

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.667%

12. TYPE OF REPORTING PERSON

CO

CUSIP No. 691829402	13G	Page 7 of 15 Pages

1. NAMES OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Michael G. Jesselson and Linda Jesselson Trustees UIT 6/1/87 FBO Jonathan Judah Jesselson

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

(a) ☐

(b) ☒

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

New York

5. SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON – 1,618,189 Shares of Common Stock

6. SHARED VOTING POWER - None

7. SOLE DISPOSITIVE POWER – 1,618,189 Shares of Common Stock

8. SHARED DISPOSITIVE POWER - None

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

1,618,189 Shares of Common Stock

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                      ☐

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.667%

12. TYPE OF REPORTING PERSON

CO

CUSIP No. 691829402	13G	Page 8 of 15 Pages

1. NAMES OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Michael G. Jesselson and Linda Jesselson Trustees UIT 6/30/93 FBO Maya Ariel Ruth Jesselson

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

(a) ☐

(b) ☒

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

New York

5. SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON – 1,618,189 Shares of Common Stock

6. SHARED VOTING POWER - None

7. SOLE DISPOSITIVE POWER – 1,618,189 Shares of Common Stock

8. SHARED DISPOSITIVE POWER - None

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

1,618,189 Shares of Common Stock

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                      ☐

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.667%

12. TYPE OF REPORTING PERSON

CO

CUSIP No. 691829402	13G	Page 9 of 15 Pages

The Reporting Persons named in Item 2 below are hereby jointly filing this Schedule 13G (this “Statement”) because due to certain relationships among the Reporting Persons, such Reporting Persons may be deemed to beneficially own the same securities named in Item 4 below by each of the Reporting Persons. However, each of the Reporting Persons disclaims beneficial ownership of the Shares reported herein except to the extent of its pecuniary interest therein. In accordance with Rule 13d-1(k)(l)(iii) promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Reporting Persons named in Item 2 below have executed a written agreement relating to the joint filing of this Schedule 13G (the “Joint Filing Agreement”), a copy of which is attached hereto as Exhibit 1.

ITEM 1 (a) NAME OF ISSUER: Intellect Neurosciences, Inc.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

550 Sylvan Avenue, Suite 101, Englewood Cliffs, NJ 07632

ITEM 2 (a) NAME OF PERSON(S) FILING (collectively, the “Reporting Persons”):

(i)     Benjamin J. Jesselson, Steven P. Rosenberg, Claire L. Strauss Trustees UID 12/18/80 FBO Michael G. Jesselson;

(ii)    Benjamin J. Jesselson, Steven P. Rosenberg, Claire L. Strauss Trustee UIT 4/8/71 FBO Michael G. Jesselson;

(iii)   Benjamin J. Jesselson, Steven P. Rosenberg, Claire L. Strauss Trustees UIT 4/8/71 FBO A. Daniel Jesselson;

(iv)   Michael G. Jesselson and Linda Jesselson Trustees UIT 3/27/84 FBO Samuel Joseph Jesselson;

(v)    Michael G. Jesselson and Linda Jesselson Trustees UIT 6/3/86 FBO Roni Aron Jesselson;

(vi)   Michael G. Jesselson and Linda Jesselson Trustees UIT 6/1/87 FBO Jonathan Judah Jesselson; and

(vii)  Michael G. Jesselson and Linda Jesselson Trustees UIT 6/30/93 FBO Maya Ariel Ruth Jesselson.

(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE: 445 Park Avenue, Suite 1502, New York, NY 10022

(c) CITIZENSHIP: New York

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $.001 per share

ITEM 2 (e) CUSIP NUMBER: 691829402

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B):

Not applicable

CUSIP No. 691829402	13G	Page 10 of 15 Pages

ITEM 4 OWNERSHIP

(a) AMOUNT BENEFICIALLY OWNED:

(i)     Benjamin J. Jesselson, Steven P. Rosenberg, Claire L. Strauss Trustees UID 12/18/80 FBO Michael G. Jesselson – 606,097 Shares of Common Stock

(ii)    Benjamin J. Jesselson, Steven P. Rosenberg, Claire L. Strauss Trustee UIT 4/8/71 FBO Michael G. Jesselson - 606,097 Shares of Common Stock

(iii)   Benjamin J. Jesselson, Steven P. Rosenberg, Claire L. Strauss Trustees UIT 4/8/71 FBO A. Daniel Jesselson – 3,964,772 Shares of Common Stock

(iv)   Michael G. Jesselson and Linda Jesselson Trustees UIT 3/27/84 FBO Samuel Joseph Jesselson – 1,618,189 Shares of Common Stock

(v)    Michael G. Jesselson and Linda Jesselson Trustees UIT 6/3/86 FBO Roni Aron Jesselson - 1,618,189 Shares of Common Stock

(vi)   Michael G. Jesselson and Linda Jesselson Trustees UIT 6/1/87 FBO Jonathan Judah Jesselson - 1,618,189 Shares of Common Stock

(vii)  Michael G. Jesselson and Linda Jesselson Trustees UIT 6/30/93 FBO Maya Ariel Ruth Jesselson - 1,618,189 Shares of Common Stock

(b) PERCENT OF CLASS:

(i)     Benjamin J. Jesselson, Steven P. Rosenberg, Claire L. Strauss Trustees UID 12/18/80 FBO Michael G. Jesselson – 9.99%

(ii)    Benjamin J. Jesselson, Steven P. Rosenberg, Claire L. Strauss Trustee UIT 4/8/71 FBO Michael G. Jesselson – 9.99%

(iii)   Benjamin J. Jesselson, Steven P. Rosenberg, Claire L. Strauss Trustees UIT 4/8/71 FBO A. Daniel Jesselson – 6.534%

(iv)   Michael G. Jesselson and Linda Jesselson Trustees UIT 3/27/84 FBO Samuel Joseph Jesselson – 2.667%

(v)    Michael G. Jesselson and Linda Jesselson Trustees UIT 6/3/86 FBO Roni Aron Jesselson – 2.667%

CUSIP No. 691829402	13G	Page 11 of 15 Pages

(vi)   Michael G. Jesselson and Linda Jesselson Trustees UIT 6/1/87 FBO Jonathan Judah Jesselson – 2.667%

(vii)  Michael G. Jesselson and Linda Jesselson Trustees UIT 6/30/93 FBO Maya Ariel Ruth Jesselson – 2.667%

(c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

(i) SOLE POWER TO VOTE OR DIRECT THE VOTE:

(1)     Benjamin J. Jesselson, Steven P. Rosenberg, Claire L. Strauss Trustees UID 12/18/80 FBO Michael G. Jesselson – 606,097 Shares of Common Stock

(2)     Benjamin J. Jesselson, Steven P. Rosenberg, Claire L. Strauss Trustee UIT 4/8/71 FBO Michael G. Jesselson - 606,097 Shares of Common Stock

(3)     Benjamin J. Jesselson, Steven P. Rosenberg, Claire L. Strauss Trustees UIT 4/8/71 FBO A. Daniel Jesselson – 3,964,772 Shares of Common Stock

(4)     Michael G. Jesselson and Linda Jesselson Trustees UIT 3/27/84 FBO Samuel Joseph Jesselson – 1,618,189 Shares of Common Stock

(5)     Michael G. Jesselson and Linda Jesselson Trustees UIT 6/3/86 FBO Roni Aron Jesselson - 1,618,189 Shares of Common Stock

(6)     Michael G. Jesselson and Linda Jesselson Trustees UIT 6/1/87 FBO Jonathan Judah Jesselson - 1,618,189 Shares of Common Stock

(7)     Michael G. Jesselson and Linda Jesselson Trustees UIT 6/30/93 FBO Maya Ariel Ruth Jesselson - 1,618,189 Shares of Common Stock

(ii)    SHARED POWER TO VOTE OR DIRECT THE VOTE

        0 Shares

CUSIP No. 691829402	13G	Page 12 of 15 Pages

(iii)   SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

(1)     Benjamin J. Jesselson, Steven P. Rosenberg, Claire L. Strauss Trustees UID 12/18/80 FBO Michael G. Jesselson – 606,097 Shares of Common Stock

(2)     Benjamin J. Jesselson, Steven P. Rosenberg, Claire L. Strauss Trustee UIT 4/8/71 FBO Michael G. Jesselson - 606,097 Shares of Common Stock

(3)     Benjamin J. Jesselson, Steven P. Rosenberg, Claire L. Strauss Trustees UIT 4/8/71 FBO A. Daniel Jesselson – 3,964,772 Shares of Common Stock

(4)     Michael G. Jesselson and Linda Jesselson Trustees UIT 3/27/84 FBO Samuel Joseph Jesselson – 1,618,189 Shares of Common Stock

(5)     Michael G. Jesselson and Linda Jesselson Trustees UIT 6/3/86 FBO Roni Aron Jesselson - 1,618,189 Shares of Common Stock

(6)     Michael G. Jesselson and Linda Jesselson Trustees UIT 6/1/87 FBO Jonathan Judah Jesselson - 1,618,189 Shares of Common Stock

(7)     Michael G. Jesselson and Linda Jesselson Trustees UIT 6/30/93 FBO Maya Ariel Ruth Jesselson - 1,618,189 Shares of Common Stock

(iv)   SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

       0 Shares

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable

CUSIP No. 691829402	13G	Page 13 of 15 Pages

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

Not applicable

ITEM 9 NOTICE OF DISSOLUTION OF GROUP

Not applicable

CUSIP No. 691829402	13G	Page 14 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 5, 2016
(Date)

Benjamin J. Jesselson, Steven P. Rosenberg, Claire L. Strauss Trustees UID 12/18/80 FBO Michael G. Jesselson

By:	/s/ Benjamin J. Jesselson

Benjamin J. Jesselson, Steven P. Rosenberg, Claire L. Strauss Trustee UIT 4/8/71 FBO Michael G. Jesselson

By:	/s/ Benjamin J. Jesselson

Benjamin J. Jesselson, Steven P. Rosenberg, Claire L. Strauss Trustees UIT 4/8/71 FBO A. Daniel Jesselson

By:	/s/ Benjamin J. Jesselson

Michael G. Jesselson and Linda Jesselson Trustees UIT 3/27/84 FBO Samuel Joseph Jesselson

By:	/s/ Michael G. Jesselson

Michael G. Jesselson and Linda Jesselson Trustees UIT 6/3/86 FBO Roni Aron Jesselson

By:	/s/ Michael G. Jesselson

Michael G. Jesselson and Linda Jesselson Trustees UIT 6/1/87 FBO Jonathan Judah Jesselson

By:	/s/ Michael G. Jesselson

Michael G. Jesselson and Linda Jesselson Trustees UIT 6/30/93 FBO Maya Ariel Ruth Jesselson

By:	/s/ Michael G. Jesselson

CUSIP No. 691829402	13G	Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(l)(iii) of the Securities Exchange Act of 1934, each of the undersigned agrees that a single joint Schedule 13G and any amendments thereto may be filed on behalf of each of the undersigned with respect to the securities held by each of them in Intellect Neurosciences Inc.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on February 5, 2016.

Benjamin J. Jesselson, Steven P. Rosenberg, Claire L. Strauss Trustees UID 12/18/80 FBO Michael G. Jesselson

By:	/s/ Benjamin J. Jesselson

Benjamin J. Jesselson, Steven P. Rosenberg, Claire L. Strauss Trustee UIT 4/8/71 FBO Michael G. Jesselson

By:	/s/ Benjamin J. Jesselson

Benjamin J. Jesselson, Steven P. Rosenberg, Claire L. Strauss Trustees UIT 4/8/71 FBO A. Daniel Jesselson

By:	/s/ Benjamin J. Jesselson

Michael G. Jesselson and Linda Jesselson Trustees UIT 3/27/84 FBO Samuel Joseph Jesselson

By:	/s/ Michael G. Jesselson

Michael G. Jesselson and Linda Jesselson Trustees UIT 6/3/86 FBO Roni Aron Jesselson

By:	/s/ Michael G. Jesselson

Michael G. Jesselson and Linda Jesselson Trustees UIT 6/1/87 FBO Jonathan Judah Jesselson

By:	/s/ Michael G. Jesselson

Michael G. Jesselson and Linda Jesselson Trustees UIT 6/30/93 FBO Maya Ariel Ruth Jesselson

By:	/s/ Michael G. Jesselson